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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Zep Inc.
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Letter to Shareholders

Executive summary

As we entered fiscal 2014, our teams were energized by the prospect of more focus on developing and growing the business and less distraction from acquisition integration and information technology enhancements. Indeed, we were able to drive organic revenue increases in the second half of the year as a result of bringing innovative products to market combined with new customers developed through our sales pipeline process. Additionally, teams from across the organization began attacking product line and business process complexity. Their work, however, was delayed by an unfortunate fire in one of our factories, which took a toll on both our resources and on our ability to serve our customers and, consequently, on our financial performance. Despite this temporary setback, we grew our adjusted EBITDA to $63 million and adjusted diluted cash earnings per share was flat at $1.17. Shareholders experienced a total shareholder return (TSR) of 13%, which was tracking favorably to the S&P 500 until the fire introduced temporary uncertainty late in the fiscal year.

Although there were many positive changes, which I will discuss below, our fiscal 2014 GAAP reported results suffered considerably as we focused on clearing away most of the acquisition integration, information technology and legal distractions before heading into fiscal 2015. In fact, in fiscal 2014, we spent a total of $10 million after-tax dollars, or $0.44 per share, in three areas highlighted below. This is an unusually large amount for a company of our size; however, I am quite pleased to have these items behind us. To be specific, a few years ago, we faced a purported class action law suit in California. The cost of this situation has weighed on the company for quite some time, making it difficult to invest in the future. While we resolved the final plaintiff's claims a few weeks ago, this issue resulted in a charge of $0.18 a share to earnings in fiscal 2014. In addition, we monetized an interest in an innovation partner that came with a loss of $0.14 per share. While we did retain warrants equal to 19% of the parent company, I am disappointed that we have not yet realized the benefits we had hoped for in some of the product innovation work. Finally, the fire, financing, and consulting work impacted earnings by $0.12 a share. While the fire will continue to affect us, these other items are now behind us and are not expected to repeat.

Since so much has already been published about the fire, I will not repeat it here, but will once again say how grateful we are for first responders, for our Zep team, and for the support of the industry in general. Had it not been for the foresight of our team to invest in safety systems at that facility after acquiring it in 2010, the on-site professionalism of our team during the event, and the skill of local first responders, we would have faced a much different situation. We are thankful that there were no serious injuries.

During our recovery from the fire, it has been frustrating to the entire organization to be unable to serve customers at a level consistent with our reputation. I'm pleased to report that as of early November, our team had recovered production of over 75% of this $140 million business in less than 6 months. So, while we planned to eliminate many expensive distractions as mentioned above, the fire added a whole new dimension. Although we cannot control these types of events, we can control our response, and I am very pleased by our team's response. I am certain we will emerge more capable and better focused as a result of this tribulation. In fiscal 2015, distraction from the impact of the fire will continue, but all-in-all, I believe we are well-positioned for the future.

More about the year

Fiscal 2014 was an important year for Zep Inc. and for our associates in a number of significant ways. The pace of positive change has continued. We have returned to organic sales growth as our teams are realizing success from the sales pipeline process we implemented over a year ago. At the same time, we began several initiatives to improve our cost structure to generate cash flow for reinvestment.

Sales to the transportation and industrial/MRO end-markets represented 63% of revenue in fiscal 2014. This is an important shift from being primarily a janitorial company at the time of our spin-off in 2007. In the transportation market, Zep Vehicle Care grew with the addition of a major convenience store customer and the successful launch of the Armor All Extreme Shine Wax product. At the same time, Zep Automotive introduced a line of products at a major automotive aftermarket retailer. Our Automotive OEM team expanded with existing customers, added new OEM customers, and was recognized again by both Toyota and Subaru as a top supplier. In other transportation areas, we are gaining ground in areas of tough applications, such as locomotive and train car maintenance. In the industrial/MRO market, we've experienced tremendous growth in targeted vertical markets such as oil & gas and certain manufacturing markets driven by the addition of new customers and new specialist reps.

The last category, which includes jan/san and institutional markets, comprised 37% of revenue with the majority of that revenue now derived from sales through distributors and retailers. While it is certainly not our goal to lose ground in our direct channel, the marketplace has demonstrated a growing preference for purchasing jan/san products through retailers, integrated supply and specialty distributors. During the year, we continued to increase the number of retail and distribution locations in which customers could buy Zep Inc. products.

On the cost side, we successfully implemented the restructuring program initiated a year ago and achieved the $9 million of cost savings we expected. We invested in the first phase of a new transportation management system and will be expanding its rollout in fiscal 2015 in order to fully realize its benefits. We also engaged teams from across the organization to identify excess complexity and, based upon their recommendations, began implementing a company-wide product SKU reduction program. As we return to increased organic growth, I know our entire team is looking forward to investing for the future instead of focusing on restructuring.

Thinking ahead

As I think about the future, I begin with the fact that our teams developed a sales pipeline process over a year ago and that was instrumental in driving organic growth for the last two quarters of fiscal 2014. Excluding the impact from the fire, I'm confident those trends would have continued at an even better rate. To be completely transparent, there is no way we will ever know the full impact because of the significant distractions that have been created in nearly every area of our business.

In the past five years, we invested $265 million of capital into the business, in the form of acquisitions to establish platforms for growth. The acquired platforms have grown organically, and we are pleased to have positioned ourselves well in areas of favorable market demographics. In addition to the capital spent on acquiring platforms, our operational capital spending was elevated as a result of making investments in new information technology. Together, these actions diverted investment dollars from our North American Sales and Service (NASS) business, which resulted in a decline in sales rep headcount and contributed to the sales declines. We must reinvest in this business to stem further declines and to accelerate overall organic sales growth.

Early last year, we asked the NASS team to develop a strategy to revitalize its business and drive top line growth. For most of fiscal 2014, the team analyzed data, collaborated with our sales rep council and developed a plan on how to invest and profitably grow that business for the long-term.

In October 2014, the NASS team began communicating the most transformative set of new policies, compensation and structural changes in the company's history...all of which are designed to make it easier for reps to sell, and in turn, grow revenue. Specifically in fiscal 2015, we will revitalize and invest in the NASS organization in three important ways. First, we will be implementing a series of compensation and policy changes that are designed to support and reward growth and will take effect on January 1st. At the same time, we are implementing a series of changes to make it easier for reps to place orders, determine shipping charges, track order status, provide samples and invest in equipment for customers, which are expected to increase their sales productivity. Second, we will invest in expanding sales management and in recruiting and training resources to help the sales reps enhance their skills and achieve success, with an increased focus on specialized verticals such as oil & gas, food processing, vehicle care and other vertical markets our teams identify. Third, we will invest in adding sales reps in sufficient numbers to minimize annual turnover, stabilize and then grow the sales force head count. In total, we expect these changes will enhance retention, provide support for current reps to grow their sales and provide a substantially better return on investment on new sales rep hires. I realize there is risk to such a broad sweeping set of transformative changes, and I am proud of the team for taking this on so aggressively.

In the other parts of the business, we will build on our sales pipeline momentum in our Zep Vehicle Care, distribution and retail businesses by making incremental investments in sales capacity as well as in marketing and advertising to increase awareness of Zep Inc. brands and provide support for our new and existing sales reps and distributors. Our Zep Automotive business provides products and services to the Automotive OEM community and is benefiting nicely from enhanced relationships resulting from automotive aftermarket retailer consolidation. This consolidation will increase the number of retail locations in which mechanics can buy Zep Inc. products. We are also gaining traction with our strategic distributors, not only on improving aerosol availability, but also by expanding their product offering and developing promotional programs.

Based upon recent success, I remain encouraged by our ability to grow sales. Although, I am somewhat concerned that it is still too early to declare victory with respect to the continuing impact on sales related to the fire, I expect our teams will continue to service existing customers while clawing back sales lost as a result of the fire. Based on the current trends, there is nothing that dissuades me from investing in the business now. Investing in organic growth will result in improved return on invested capital and also drive return on net assets.

Unlike in prior periods where our investments were of a capital nature, the investments planned for fiscal 2015 will result in higher expense rates than in preceding periods. The benefits of these investments are by their very nature, long-term investments, and our payback will be realized over a period of years, not quarters. We are confident these investments will yield results in the future because they leverage the positive momentum generated by the sales pipeline process. These investments are necessary to position the business going forward.

We expect to incur consulting expenses next year with respect to supply chain optimization work, which is already underway. In addition, we are retaining the Great Place to Work organization and other organizations to support our associate engagement and succession planning efforts.

We are willing to make these investments because the high free cash flow nature of this business leads to rapid debt reduction and, as a result, shifts enterprise value from debt holders to equity holders. Furthermore, in our judgment, we must reinvest to protect the future cash flows of the business. These investments will help us accelerate the rate at which we expect equity holders will be rewarded and will be measured by improvements in both return on invested capital and return on net assets. Of course, we will closely monitor our sales growth success and manage the rate of investments accordingly. It is important that organic sales growth be the vehicle which generates funding for investments.

In summary

In the near-term, our first priority continues to be the business continuity effort following the fire to minimize disruption to customers and regain production capacity as quickly as possible. At the same time, our associates are focused on organic growth and are excited about our sales pipeline and our recent wins. We're looking forward to continuing the momentum with additional investments in sales capacity, specialized product and service offerings to grow our NASS business, and in marketing and advertising programs to grow our business in distribution and retail.

This is an exciting time at Zep Inc. as we believe that, with many distractions behind us, we can now invest in sales capacity and productivity. While we believe it has taken too long to get to where we are today, the time and capital commitment of information technology improvements, acquisition integration, the California legal matter and a good bit of the fire are now in the past, and we can refocus those resources on growing organically. We've got new momentum, we've got the determination, and we've got the right people to make this happen.

The entire team at Zep Inc. appreciates your continued support and is focused on delivering results, which will create considerable value for shareholders, make Zep Inc. a great place to work, and contribute meaningfully to the communities in which we operate.

Sincerely,

/s/ John K. Morgan John K. Morgan Chairman, President and Chief Executive Officer

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Zep Inc. Stockholder Meeting to Be Held on January 7, 2015. Meeting Information Meeting Type: Annual Meeting For holders as of: November 12, 2014 Date: January 7, 2015 Time: 1:00 PM ET Location: Zep Inc. - R&D Auditorium 1420 Seaboard Industrial Blvd., NW Atlanta, GA 30318 You are receiving this communication because you hold shares in Zep Inc. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. ZEP INC. 1310 SEABOARD INDUSTRIAL BLVD., NW ATLANTA, GA 30318 M79563-P57143 See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: The Company's combined 2015 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended August 31, 2014. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX XXXX . XXXX XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before December 23, 2014 to facilitate timely delivery. How To Vote M79564-P57143 Please Choose One of the Following Voting Methods Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have available the information that is printed in the box marked by the arrow (located on the following page) and follow the website instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials as instructed above. The information you receive will include a proxy card. Vote In Person: You may vote these shares in person by attending the meeting. At the meeting, you will need to request a ballot to vote these shares. . XXXX XXXX XXXX XXXX

Voting Items THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3. 1. ELECTION OF DIRECTORS Nominees: 01) O. B. Grayson Hall, Jr. 02) Carol A. Williams 2. Advisory vote to approve executive compensation. 3. Ratify the appointment of the independent registered public accounting firm. M79565-P57143

M79566-P57143

QuickLinks

  Letter to Shareholders
  Executive summary
  More about the year
  Thinking ahead
  In summary